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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        REPUBLIC ENGINEERED STEELS, INC.
                                       AT
                              $7.25 NET PER SHARE
                                       BY
                          RES ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                            RES HOLDING CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 26, 1998 UNLESS THE OFFER IS
                                   EXTENDED.

                                                                   July 30, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by RES Acquisition Corporation, a Delaware corporation (the 'Purchaser') and a wholly owned subsidiary of RES Holding Corporation, a Delaware corporation (the 'Parent'), to act as the Dealer Managers in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $.01 per share (the 'Shares'), of Republic Engineered Steels, Inc., a Delaware corporation (the 'Company'), at a purchase price of $7.25 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 30, 1998 (the 'Offer to Purchase'), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer') enclosed herewith. Holders of Shares whose certificates for such Shares (the 'Share Certificates') are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.  The Offer to Purchase, dated July 30, 1998.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the 'Depositary') by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. The Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 26, 1998 UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the time the Offer would otherwise expire such number of Shares which constitutes a majority of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of the Company entitled to vote generally in the election of directors or in a merger (without giving effect to any voting rights of the Special Preferred Stock (as defined in the Offer to Purchase), (ii) there being validly tendered and not properly withdrawn by the Employee Common Stock Ownership Plan of the Company (the 'ESOP') prior to the time the Offer would otherwise expire a number of Shares such
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that, immediately following the purchase of Shares pursuant to the Offer, the
ESOP would hold less than 25% of the Shares then outstanding (or such fewer number of Shares as is necessary to eliminate the voting rights of the Special Preferred Stock and cause such stock to be redeemable at the option of the Company), (iii) the expiration or the termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prior to the expiration of the Offer, (iv) the ratification by the members of the United Steelworkers of America (the 'USWA') of the Settlement Agreement (including the new Master Collective Bargaining Agreement attached as an exhibit thereto) (each as defined in the Offer to Purchase) submitted for their ratification by the USWA in connection with the Offer and (v) the receipt by RES Holding Corporation of the funds pursuant to the financing commitments entered into in connection with the Merger Agreement (as defined below) in order to purchase the Shares pursuant to the Offer and the Merger and to pay related fees and expenses.

     The Board of Directors of the Company (the 'Board of Directors') has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined below) and determined that terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares and recommends that the holders of the Shares accept the Offer and tender their Shares to the Purchaser.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 1998 (the 'Merger Agreement'), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into the Company (the 'Merger'). Following the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) either Share Certificates, representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Managers, the Depositary and Mackenzie Partners, Inc. (the 'Information Agent') (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                         Very truly yours,
                                         DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION
                                         CHASE SECURITIES INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE DEALER MANAGERS, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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